Exhibit 99.01
Diamond Foods reports record Fiscal 2009 earnings,
61% above the prior year
•	North American Retail net sales grew 26% for the fiscal year, driven by a $100 million increase in snack sales.

•	Net income grew 61% for the fiscal year:
•	Full-year EPS of $1.44 (GAAP) and $1.47 (non-GAAP) exceeded the prior year’s $0.91.
•	Raising Fiscal 2010 full-year EPS guidance to $1.70 to $1.80, an 18 — 25% increase over fiscal 2009.
SAN FRANCISCO, CA., September 30, 2009 — Diamond Foods, Inc. (NASDAQ: DMND) today reported record financial results for its fourth quarter and full-year fiscal 2009, as well as increased financial guidance for fiscal year 2010.
For the twelve months ended July 31, 2009, diluted earnings per share (EPS) grew 58 percent to $1.44 compared to $0.91 for the prior year’s comparable period. This year’s EPS included $0.03 in net charges related to the early retirement of debt coinciding with the Pop Secret acquisition in the first fiscal quarter, partially offset by the sale of emission reduction credits. Without these items, non-GAAP EPS was $1.47, 62 percent above the prior year’s comparable period. For the three months ended July 31, 2009, EPS grew 56 percent to $0.25 compared to $0.16 during the prior year’s comparable period.
“By focusing on growing our branded retail business, we achieved significant retail sales, margin and profitability improvements in fiscal 2009 that position us for continued growth as we head into fiscal 2010. Today, we are increasing full-year fiscal 2010 guidance that projects GAAP earnings will expand 18 — 25 percent over fiscal 2009,” said Michael J. Mendes, President and CEO. “Our snack brands performed exceptionally well during the fiscal year, with both Emerald and Pop Secret exceeding our projections. In order to continue this momentum, on October 1, we will launch our first-ever marketing initiative that integrates all three of our brands.”
For fiscal year 2009, net sales grew 7 percent to $570.9 million compared to $531.5 million for the prior year. North American retail sales, which are the focus of the Company’s growth efforts, increased 26 percent as snack sales grew 113 percent and culinary sales rose 1 percent. During the fourth quarter, net sales grew 1 percent to $113.8 million as higher snack sales were offset by an increase in promotion spending on culinary nuts and a decline in non-retail walnut sales.

Recent Highlights
•	Grocery channel sales remained strong.
•	For the 52 weeks ended August 8, 2009, Emerald’s food store sales grew 25 percent on a 21 percent increase in volume, which reflected a continued focus on improving the distribution of core high-velocity items and quality merchandising. Emerald’s national market share for the year grew 140 basis points to 6.9 percent, benefiting from a 290 basis point share improvement to a record 8.8 percent during the 12 weeks ended August 8.

•	Pop Secret sales grew 4.8 percent for the 52 week period, sustaining a market share of 25 percent.

•	Diamond’s culinary nut share remained stable at 30 percent on a 2 percent increase in sales.
•	Outside the grocery channel, Emerald’s robust sales growth was a result of strong performance of new products such as Breakfast-on-the-Go, 100-calorie pack portion control snacks and Cocoa Roast Almonds. Late in the quarter, additional 100-calorie pack distribution was authorized in the mass merchandise channel that should begin to contribute to sales early in fiscal year 2010.

•	Fiscal year adjusted EBITDA grew 64 percent to $61.1 million, which combined with tight control over working capital, enabled the Company to reduce total debt less cash & equivalents by $110.8 million since the end of the first fiscal quarter when Pop Secret was acquired. The resultant pro forma leverage ratio (debt divided by EBITDA as defined in the Company’s credit agreement) will keep the credit spread paid to lenders at 150 basis points over LIBOR on borrowings taking place during the first quarter of fiscal year 2010.

•	A quarterly dividend of $0.045 per share was paid on July 31, 2009, to shareholders of record as of July 24, 2009.
Financial Results
Net sales by product line were:

	Three months ended			Twelve months ended
	July 31,			July 31,
			% Prior			% Prior
(in thousands)	2009	2008	Year	2009	2008	Year

Culinary	$37,724	$51,839	(27)%	$241,893	$239,897	1%
Snack	54,745	27,192	101%	188,900	88,629	113%
In-shell	399	241	66%	34,333	41,885	(18)%

Total retail	92,868	79,272	17%	465,126	370,411	26%

Ingredient/Food Service	8,772	14,763	(41)%	34,504	56,869	(39)%
International	11,679	18,507	(37)%	68,890	101,640	(32)%
Other	497	606	(18)%	2,420	2,572	(6)%

Total non-retail	20,948	33,876	(38)%	105,814	161,081	(34)%

Total	$113,816	$113,148	1%	$570,940	$531,492	7%

For fiscal year 2009, gross profit as a percentage of net sales was 23.7 percent, a 710 basis point improvement over the prior year comparable period of 16.6 percent. This improvement reflects a more profitable product mix of retail sales, greater scale in snacks, normalizing input costs, manufacturing efficiency initiatives and the elimination of low margin SKU’s. For the three months ended July 31, 2009, gross profit as a percentage of net sales was 28.9 percent compared to 16.5 percent during the prior year comparable period.
Fiscal year 2009 selling, general and administrative expense (SG&A) was $61.0 million, and SG&A as a percentage of net sales was 10.7 percent compared to 8.2 percent during the prior year comparable period. The increases were primarily driven by costs associated with retail sales being a larger percentage of our business and costs related to the Pop Secret acquisition.
Fiscal year 2009 advertising expense increased to $28.8 million compared to $20.5 million during the prior year period, in line with management’s guidance, and reflected increased consumer support of our snack brands, including the addition of the Pop Secret brand.
The effective tax rate for fiscal 2009 was 38.6%.
As of July 31, 2009, total debt was $115.1 million, which was $10.5 million lower than at the end of the third fiscal quarter. Total debt less cash & equivalents was $90.3 million, which was $33.8 million lower than in Q3, as a result of strong cash flow generation from operations.
Fiscal 2010 Outlook
Financial guidance for fiscal year 2010, ending July 31, 2010, was updated as follows:
•	Total net sales of $585 million to $605 million;

•	Snack net sales of $220 million to $230 million;

•	Advertising expense of $29 million to $34 million;

•	EPS of $1.70 to $1.80, compared to previous guidance of $1.55 to $1.70.
For the quarter ending October 31, 2009, the company expects EPS of $0.70 to $0.85.
Conference Call
Diamond will host an investor conference call and web cast today, September 30, 2009 at 1:30 p.m. Pacific Time, to discuss these results. To participate in today’s call via telephone, dial 888-802-2266 from the U.S./Canada or 913-312-6688 elsewhere and enter a confirmation code of 206-4149. In order to listen to the call over the internet, visit the Company’s website at www.diamondfoods.com and select “Investor Relations.”
Archived audio replays of the call will be available on the Company’s website or via telephone. The latter will begin at 4:00 p.m. Pacific Time on September 30 and remain available through 4:00 p.m. Pacific Time on October 5, 2009. It can be accessed by dialing 888-203-1112 from the U.S./Canada or 719-457-0820 elsewhere. Both phone numbers require the conference code listed above.
To receive email notification of future press releases from Diamond Foods, please visit http://investor.diamondfoods.com and select “email alerts.”
Financial Statements
Diamond’s financial results for the three and twelve months ended July 31, 2009 and 2008 were as follows:
Summarized Statement of Operations

	Three months ended		Twelve months ended
	July 31,		July 31,
(in thousands, except per share amounts)	2009	2008	2009	2008

Net sales	$113,816	$113,148	$570,940	$531,492
Cost of sales	80,899	94,446	435,344	443,490

Gross profit	32,917	18,702	135,596	88,002
Operating expenses:
Selling, general and administrative	16,740	11,853	60,971	43,613
Advertising	7,680	3,407	28,785	20,508

Total operating expenses	24,420	15,260	89,756	64,121

Income from operations	8,497	3,442	45,840	23,881
Interest expense, net	1,355	260	6,255	1,040
Other expense, net	—	—	898	—

Income before income taxes	7,142	3,182	38,687	22,841
Income taxes	2,939	548	14,944	8,085

Net income	$4,203	$2,634	$23,743	$14,756

Earnings per share:
Basic	$0.26	$0.16	$1.48	$0.92
Diluted	$0.25	$0.16	$1.44	$0.91
Shares used to compute earnings per share:
Basic	16,187	16,203	16,022	16,088
Diluted	16,661	16,391	16,459	16,152
Summarized Balance Sheet Data

	July 31,
(in thousands)	2009	2008

Cash & equivalents	$24,802	$74,279
Trade Receivables, net	33,492	46,256
Inventories	85,027	88,526
Current assets	160,024	220,709
PP&E, net	51,115	34,606
Other intangible assets, net	97,883	3,473
Goodwill	76,076	5,432
Current liabilities, excluding debt	93,602	99,193
Total debt	115,085	20,204

Non-GAAP Financial Information
Diamond has provided the following non-GAAP financial information for the twelve months ended July 31, 2009 and 2008.

	Twelve months ended
	July 31,
(in thousands)	2009	2008

Net sales	$570,940	$531,492
Cost of sales	435,344	443,490

Gross profit	135,596	88,002

Operating expenses:
Selling, general and administrative	60,971	43,613
Advertising	28,785	20,508

Total operating expenses	89,756	64,121

Income from operations	45,840	23,881
Interest expense, net	6,255	1,040

Non-GAAP income before income taxes	$39,585	$22,841

Reconciliation of income before income taxes to non-GAAP EPS:

	Twelve months ended
	July 31,
(in thousands, except per share amounts)	2009	2008

GAAP income before income taxes	$38,687	$22,841
Adjustments to remove loss on extinguishment of debt and other credits	898	—

Non-GAAP income before income taxes	39,585	22,841

GAAP income taxes	14,944	8,085
Adjustment for tax effect of Non-GAAP adjustments	366	—

Non-GAAP income taxes	15,310	8,085

Non-GAAP net income	$24,275	$14,756

Non-GAAP EPS-diluted	$1.47	$0.91
Shares used in computing Non-GAAP EPS-diluted	16,459	16,152
Reconciliation of net income to Adjusted EBITDA:

	Twelve months ended
	July 31,
(in thousands)	2009	2008

Net income	$23,743	$14,756
Income taxes	14,944	8,085

Income before income taxes	38,687	22,841
Other expense, net	898	—
Interest expense, net	6,255	1,040

Income from operations	45,840	23,881
Stock-based compensation expense	3,901	6,893
Depreciation and amortization	11,362	6,420

Adjusted EBITDA	$61,103	$37,194

About Diamond’s non-GAAP Financial Measures
This release contains non-GAAP financial measures of Diamond’s performance (“non-GAAP measures”) for different periods. Non-GAAP financial measures should not be considered as a substitute for financial measures prepared in accordance with GAAP. Diamond’s non-GAAP financial measures do not reflect a comprehensive system of accounting, and differ both from GAAP financial measures and from non-GAAP financial measures used by other companies. Diamond urges investors to review its reconciliation of non-GAAP financial measures to GAAP financial measures, and its financial statements to evaluate its business.
Diamond believes that its non-GAAP financial measures provide meaningful information regarding operating results because they do not include amounts that Diamond excludes when monitoring operating results and assessing performance of the business. Diamond believes that its non-GAAP financial measures also facilitate comparison of results for current periods and business outlook for future periods. Diamond’s non-GAAP financial measures include adjustments for the following items:
•	An early termination fee of $2.6 million was incurred in connection with the prepayment of Senior Notes replaced by a new Credit Facility primarily used to finance the acquisition of Pop Secret. Diamond excluded this charge because it is not indicative of ongoing operations.

•	A $1.7 million gain on the sale of emission reduction credits that were primarily earned as a result of the closure of the Company’s cogeneration power facility in 2005. Diamond excluded this gain since it is not reflective of the operating results on an ongoing basis.

•	Adjusted EBITDA is used by management as a measure of operating performance. Adjusted EBITDA is defined as net income before net interest expense, income taxes, equity compensation, depreciation, amortization, and other non-operating expenses, including the aforementioned debt early termination fee and sale of emission credits. We believe that Adjusted EBITDA is useful as an indicator of ongoing operating performance. As a result, some management reports feature Adjusted EBITDA, in conjunction with traditional GAAP measures, as part of our overall assessment of company performance.
Diamond’s management uses non-GAAP measures in internal reports used to monitor and make decisions about its business, such as monthly financial reports prepared for management. The principal limitation of the non-GAAP measures is that they exclude significant expenses and gains required under GAAP. They also reflect the exercise of management’s judgments about which adjustments are appropriately made. To mitigate this limitation, Diamond presents the non-GAAP measures in connection with GAAP results, and recommends that investors do not give undue weight to them. Diamond believes that non-GAAP measures provide useful information to investors by allowing them to view the business through the eyes of management, facilitating comparison of results across historical and future periods, and providing a focus on the underlying operating performance of the business.

Note regarding forward-looking statements
This release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including projections of Diamond’s results. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties. Actual results could differ materially from projections made in this release. Some factors that could cause actual results to differ from our expectations include risks of integrating acquired businesses and entering markets in which we have limited experience, availability and pricing of raw materials, loss of key customers and an increase in competition. A more extensive list of factors that could materially affect our results can be found in Diamond’s periodic filings with the Securities and Exchange Commission. They are available publicly and on request from Diamond’s Investor Relations Department.
About Diamond
Diamond is a leading branded food company specializing in processing, marketing and distributing culinary nuts and snack products under the Diamond®, Emerald® and Pop Secret® brands.
On October 1, Diamond will launch an integrated consumer support campaign called “Feed Your Fingers” which provides consumers with innovative finger food concepts for the fall holidays. For more information please visit our new consumer microsite www.feedyourfingers.com.
Contacts
Bob Philipps
VP, Treasury & Investor Relations
415.445.7426
bphilipps@diamondfoods.com
Corporate Web Site: www.diamondfoods.com
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